Exhibit 99.1

Vermont Pure Holdings, Ltd. Announces Financial Results for Third Fiscal Quarter Ending July 31, 2005

          WILLISTON, Vt., Sept. 14 /PRNewswire-FirstCall/ -- Vermont Pure Holdings, Ltd. (Amex: VPS) announced financial results for the third quarter of its fiscal year 2005 and that it will file these results on Form 10-Q with the Securities and Exchange Commission today.

          Total sales for the quarter increased 13% to $15.3 million from $13.6 million for the comparable period a year ago.  Sales, net of acquisitions, increased 6% in the third quarter compared to the previous year.  For the first nine months of fiscal year 2005 sales increased 14% to $44 million from $38.7 million.  Excluding acquisitions, sales for the first nine months of the year increased 6% from a year ago.

          Gross profit increased 15% in the third quarter of 2005 to $9 million, or 59% of sales, from $7.8 million, or 58% of sales for the quarter in 2004 while net income decreased 2% to $382,000 from $390,000.  For the first nine months of fiscal year 2005, gross profit increased 18% to $25.7 million from $21.7 million a year ago while income from continuing operations more than doubled to $594,000 from $256,000 for the respective periods.

          “We are pleased with our financial results for the third quarter, especially the sales and gross profit growth,” said Peter Baker, President of Vermont Pure Holdings, Ltd. “This growth has come from our core market of over 100,000 customers in the Northeastern U.S.  We continue to work hard to mitigate the effect of higher fuel, insurance and administrative costs,” Baker concluded.

          The Company will hold a conference call to discuss third quarter financial results today at 11:00 AM (Eastern Time).  The conference will last about one hour and can be attended by telephone by dialing 877-236-1078 in the U.S. and 213-408-0663 outside the U.S.  The conference ID is VERMONT.  The call can be accessed live via the Internet at http://www.companyboardroom.com. The call also will be available for replay until midnight on September 21, 2005 by dialing 888-214-9522 in the U.S. and 402-220-4934 outside the U.S. The call will be available over the Internet for a period of 90 days after the call. This web-cast can be accessed through the Company’s website, http://www.vermontpure.com on the investor relations page as well as the web address listed above.

          Vermont Pure Holdings, LTD. is the largest independent and third largest Home and Office distributor of its kind in the United States.  The Company bottles and distributes natural spring water under the Vermont Pure(R) trademark and purified with minerals added bottled water under the Crystal Rock(R) brand.  It markets its bottled water brands, as well as other home and office refreshment products, throughout New England, New York, and New Jersey. The Company is currently executing a growth strategy to expand its customer base through acquisition of smaller regional home and office bottled water and refreshment product distributors.  Vermont Pure Holdings Ltd.’s common stock trades on the American Stock Exchange under the symbol: VPS.

VERMONT PURE HOLDINGS, LTD
Results of Operations

	(Unaudited) Nine Months Ended:		(Unaudited ) Three Months Ended:

	July 31, 2005	July 31, 2004	July 31, 2005	July 31, 2004

(000’s $)
Sales	$44,025	$38,735	$15,306	$13,555
Income (Loss) from continuing operations	$594	$256	$382	$390
Income from discontinued operations	$0	$160	$0	$0
Net Income	$594	$416	$382	$390
Add Back:
Interest	$2,537	$2,720	$876	$790
Taxes	$413	$284	$266	$265
Depreciation	$3,636	$3,802	$1,130	$1,135
Amortization	$578	$259	$189	$96
*EBITDA	$7,758	$7,481	$2,843	$2,676
Basic net earnings per share	$0.03	$0.02	$0.02	$0.02
Diluted net earnings per share	$0.03	$0.02	$0.02	$0.02
Basic Wgt. Avg. Shares Out. (000’s)	21,602	21,476	21,641	21,519
Diluted Wgt Avg. Shares Out. (000’s)	21,608	21,641	21,641	21,573

*Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

          EBITDA is included because management believes it is a useful tool for investors to assess the operating performance of the business in comparison to other businesses in the industry. In addition, EBITDA is a measure used to calculate one of the financial covenants for compliance with the Company’s senior debt facility. Management believes that the most directly comparable GAAP financial measure is net income.

          Note: This press release contains forward looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward looking statements, including integration of acquisitions, ability to sustain and manage growth, changing market conditions, and other risks detailed in the company’s filings with the Securities and Exchange Commission.

SOURCE  Vermont Pure Holdings, Ltd.
          -0-                             09/14/2005
          /CONTACT:  Tim Fallon, CEO, or Peter Baker, President, +1-860-945-0661 Ext. 3001, or Bruce MacDonald, CFO, +1-802-860-1126, or Eugene Malone, Corporate Investors Network, +1-888-377-9777, Fax: 201-670-6460, all of Vermont Pure Holdings, Ltd./
          /Web site:  http://www.vermontpure.com/